Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between Art’s-Way Manufacturing Co., Inc., Inc., a Delaware corporation (the “Company”) and David A. King (“Employee”). Each of the Company and Employee may be referred to herein as a “Party,” or collectively as the “Parties.”

This Agreement sets forth the terms upon which Employee has agreed to fully and finally resolve any and all claims, demands, and/or causes of action Employee may have against the Company, and Company has agreed to provide special separation benefits for which Employee would not have been eligible but for Employee’s execution of this Agreement. For and in consideration of the mutual promises of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Agreed-Upon Termination of Employment. Employee’s employment with the Company was terminated by the Parties’ mutual consent effective as of October 1, 2024 (the “Separation Date”). The Parties intend and agree that the termination of Employee’s employment is a termination by mutual written agreement as described in Section 3.1(a) of the Employment Agreement between Employee and the Company dated March 23, 2020 (the “Employment Agreement”). Employee acknowledges and agrees that contemporaneously with the Separation Date, he has resigned from any positions he holds as an officer or director of the Company or any of its affiliates.

2.    Payments to Employee. Regardless of whether Employee executes this Agreement, the Company will pay Employee for all earned but unpaid compensation through the Separation Date, less all applicable taxes and withholdings, on the Company’s next regularly scheduled payday after the Separation Date. In addition, and also regardless of whether Employee executes this Agreement, the Company will reimburse Employee for outstanding business expenses in accordance with applicable Company policies, provided that Employee’s request for reimbursement and supporting documentation are delivered to the Company within 10 days after the Separation Date. Except as expressly provided in this Agreement, in the applicable terms of the Company’s employee benefit plans, or as required by applicable law, after the Separation Date Employee will receive no further compensation or benefits from the Company.

3.    Separation Benefits. In exchange for Employee’s execution and non-revocation of this Agreement, the Company will provide Employee with the following payments and benefits (collectively referred to herein as the “Separation Benefits”):

(a)    the Company will pay Employee an amount of severance pay equal to 12 weeks of Employee’s base salary at the rate in effect as of the Separation Date, such amount to be paid less all applicable taxes and withholdings in substantially equal installments in accordance with the Company’s regular payroll schedule beginning on the Company’s first regularly-scheduled payday occurring at least 10 business days after Employee executes and returns this Agreement; and

(b)    if Employee timely elects continued health insurance coverage under COBRA, the Company will pay an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Employee if Employee had remained employed by the Company for the first three months of coverage following the Separation Date.

The Separation Benefits will be forfeited and not paid if Employee (i) has not returned this Agreement signed by Employee within 21 days following the Separation Date, (ii) fails to comply with Section 4 of this Agreement, or (iii) revokes this Agreement as provided in Section 19(g) below. Employee acknowledges and agrees that the Company has no prior legal obligation to furnish the Separation Benefits absent Employee’s entry into this Agreement, and that such benefits will only be provided in exchange for Employee’s entry into this Agreement.

4.    Return of Company Property. Employee agrees that Employee will immediately return to the Company all Company documents, files, software, manuals, plans, work notes, or other business papers, and all copies of same, whether paper or electronic, which are in Employee’s possession or under Employee’s control. To the extent that Employee has electronic files or information in Employee’s possession or control that belong to the Company and/or contain confidential or proprietary information about the Company (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Employee agrees that Employee will immediately (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that is readily accessible by the Company), and (b) after doing so, permanently delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable. Employee further agrees that Employee will immediately return to Company all Company property, including any keys, credit cards, computers, mobile phones, electronic devices, and any other Company property, all in the same condition as when provide to Employee, reasonable wear and tear excepted. Upon request by the Company, Employee will certify in writing that all such materials have been returned to the Company. Employee will cooperate with the Company in transferring all logins, passwords, and other access information for accounts and systems previously used by Employee in connection with Employee’s employment. Employee will also immediately cease using any secure website, computer network, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

5.    Post-Employment Obligations. Employee acknowledges and agrees that following the Separation Date he remains bound by the surviving provisions of the Employment Agreement, including but not limited to the provisions of Articles 4-6 thereof (collectively, the “Continuing Obligations”).

6.    Comprehensive Release and Waiver.

(a)    Parties’ Intent. It is the intent of the Parties that the following comprehensive general release and waiver be construed to effectuate the broadest possible release and/or waiver of rights permitted under applicable law.

(b)    General Release of Liability by Employee. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, each of its parents, subsidiaries, and affiliates, and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Employee now has or may have by reason of anything occurring, done or omitted to be done as of or prior to the date Employee signs this Agreement including, but not limited to, (i) any and all claims related to Employee’s employment with the Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, equity awards, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to the employment practices or policies of the Company or its affiliates; (iv) any and all common law claims, including but not limited to wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, or negligent supervision or retention; and (v) any and all claims arising under any federal, state or local law, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Families First Coronavirus Response Act, the Iowa Civil Rights Act of 1965, the Iowa Wage Payment Collection Law, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Employee and Company (the “Released Claims”), except that notwithstanding anything contained in this Section 6, Employee does not release the Released Parties from (i) any right to defense or indemnification Employee may have pursuant to the bylaws of the Company or any agreement between Employee and the Company, provided, however, that (A) the Company’s execution of this Agreement is not a concession, acknowledgment, or guarantee that Employee has any such rights to defense or indemnification, (B) this Agreement does not create any additional rights for Employee to defense or indemnification, and (C) the Company retains any defenses it may have to such defense or indemnification; (ii) any claim that may arise as a result of any act or omission occurring after Employee’s execution of this Agreement (including but not limited to a breach of this Agreement); (iii) any claims which cannot be released by private agreement as a matter of law.

(c)    Non-Litigation Covenant of Employee. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, agrees and covenants that Employee will not sue or assert any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims.

(d)    Applicability to Known and Unknown Claims. Employee acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Released Parties. Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Employee executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Employee hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in giving this release.

7.    Confidentiality of this Agreement. Except as described herein, Employee will not at any time, directly or indirectly, discuss with or disclose to anyone the financial terms of this Agreement, including the amounts payable hereunder, but Employee may disclose such financial terms to (a) members of Employee’s immediate family, (b) Employee’s attorneys and tax advisors, (c) the appropriate taxing authorities, or (d) as otherwise required by law or court order.

8.    Non-Disparagement; Public Statements. Employee agrees that he will not make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to posting on social media, blogs, websites, or other internet-based communications media, which denigrate, defame, or otherwise cast aspersions upon the Company, its management, products, services, and/or manner of doing business. The Company agrees that it will instruct the members of its board of directors and its executive leadership not to make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to posting on social media, blogs, websites, or other internet-based communications media, which denigrate, defame, or otherwise cast aspersions upon Employee. In addition, the Company will present to Employee for review and discussion drafts of internal and external communications with respect to Employee’s separation from the Company. Nothing in this Agreement prohibits any person from providing truthful information and/or testimony in connection with any investigation or proceeding conducted by a governmental agency, or as otherwise required by law.

9.    Cooperation.

(a)    The Parties agree that certain matters in which the Employee has been involved during Employee’s employment may need the Employee's cooperation with the Company in the future. Accordingly, during the period over which severance is being paid pursuant to Section 3(a) above, Employee will make himself reasonably available to the Chairman of the Board to provide information and answer transitional or institutional questions that may arise after the Separation Date.

(b)    Employee agrees that after the Separation Date he will reasonably cooperate with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Released Parties (as defined below) which relates to, arises out of or is connected directly or indirectly with (i) Employee’s employment with the Company, (ii) any other relationship or dealings between Employee and the Company or any of the Released Parties, or (iii) any other matter relating to the Company or any of the Released Parties. Employee’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action. The Company will use commercially reasonable efforts to schedule such cooperation at such times as are reasonably agreeable to Employee, taking into account Employee’s other commitments. Further, Employee agrees that, in the event that he is subject to a valid and enforceable subpoena or court order that compels his testimony at a trial, hearing or deposition concerning his relationship with the Company or any other matter relating to the Company or any of the Released Parties, he will promptly notify the Company in writing of such requirement. Employee expressly agrees that he will continue to cooperate with the Company in accordance with this Section after receiving said subpoena or court order. No part of this Agreement will abrogate Employee’s obligation to provide truthful testimony under oath or otherwise violate any legal duty.

(c)    The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in performing his duties under this Section 9, including travel expenses, no later than 30 days after Employee submits reasonable documentation of such expenses.

10.  Protected Rights. Nothing in this Agreement, including but not limited to the provisions of Sections 6, 7, 8, and 9, is intended to or will be construed to restrict Employee from exercising any legally-protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law. Without limiting the preceding sentence, nothing in this Agreement is intended or will be construed to:

(a)    Prohibit Employee from providing truthful information and/or testimony in connection with any litigation, investigation, or other proceeding conducted any governmental agency, or from disclosing information to a government agency that Employee in good faith believe reflects a violation of applicable law;

(b)    Prohibit Employee from filing a charge or complaint with, or cooperating in any investigation by, any government agency (including but not limited to the Equal Employment Opportunity Commission, the Iowa Civil Rights Commission, the Division of Labor of Iowa Workforce Development, or the National Labor Relations Board), to the extent permitted by law, but Employee expressly releases, waives, and disclaims any right to compensation, monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively, involving any of the Released Parties;

(c)    Prohibit Employee from discussing terms and conditions of employment or otherwise exercising protected rights under Section 7 of the National Labor Relations Act; or

(d)    Prohibit Employee from receiving a bounty or similar award from the SEC in connection with whistleblower programs administered by the SEC.

11.  Relief and Enforcement. Employee acknowledges and agrees that any breach of the provisions of the Continuing Obligations or Sections 7 or 8 of this Agreement would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach by Employee of the Continuing Obligations or Sections 7 or 8 of this Agreement, (a) the Company will be entitled to immediately cease payment of any remaining installments of the Separation Benefits, (b) Employee will immediately return to the Company the total amount of Separation Benefits previously made to Employee, less $1,000, which amount Employee may retain as consideration for the release of claims in Section 6 above, and (c) the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining Employee from further breaches of this Agreement or the Continuing Obligations. Nothing contained in this Section 11 prohibits the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Employee of any monetary damages that the Company may suffer by reason of any such breach or threatened breach.

12.  Applicable Law. This Agreement will be governed and interpreted by the laws of the State of Iowa without giving effect to any choice or conflict of law principles of any jurisdiction.

13.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes all other agreements or understandings (whether written or oral and whether express or implied) that may exist between the Parties with respect to such subject matter. Without limiting the foregoing, the Parties acknowledge and agree that this Agreement does not supersede or replace the surviving provisions of the Employment Agreement.

14.  Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and, in the case of Employee, personal representatives. Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

15.  Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by a Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

16.  Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any determination by a court of competent jurisdiction that a provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17.  Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof will arise favoring or disfavoring the Company or Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

18.  Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one instrument reflecting the terms of the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., DocuSign) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.  Representations and Affirmations. In entering into this Agreement, Employee further represents and acknowledges that:

(a)    Employee is voluntarily entering into and signing this Agreement;

(b)    The claims waived, released and discharged in the above Section 6 include any and all claims Employee has or may have arising out of or related to Employee’s employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c)    Those claims waived, released and discharged in this Agreement do not include, and Employee is not waiving, releasing or discharging, any claims that may arise after the date Employee signs this Agreement;

(d)    The payments conditioned upon Employee’s execution of this Agreement constitute consideration that Employee was not entitled to receive before the effective date of this Agreement;

(e)    Employee was given at least 21 days within which to consider this Agreement;

(f)    The Company has advised Employee of Employee’s right to consult with an attorney regarding this Agreement before executing the Agreement and encouraged Employee to exercise that right;

(g)    Employee may revoke this Agreement at any time within seven days after the date Employee signs this Agreement, but to be effective, any revocation must be made in writing and received by the Company, addressed to the attention of Marc H. McConnell, Chairman of the Board, at the Company’s headquarters by hand delivery or delivery by a recognized overnight carrier (such as FedEx) within the seven day period;

(h)    This document will not become effective or enforceable until the eighth day after the date Employee signs this Agreement (on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period); and

(i)    Employee acknowledges and agrees that Employee has no cause to believe that any violation of any local, state or federal law has occurred with respect to Employee’s employment or separation of employment from the Company, and that except as expressly provided in Sections 2 and 3 of this Agreement, Employee retains no rights to receive any additional compensation, payments, bonuses, equity awards, or benefits from Company in the capacity as an employee of the Company.

[Signature Page Immediately Follows]

EMPLOYEE HAS CAREFULLY READ THIS ENTIRE DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Employee has hereunto set his hand and seal.

Dated: October 1, 2024

EMPLOYEE: /s/David A. King David A. King	COMPANY: /s/Marc H. McConnell Marc H. McConnell Chairman of the Board Art’s Way Manufacturing Co., Inc.

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